U.S. SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C.

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                               Commission File Number: 000-29869


  [X] Form 10-K and Form 10-KSB [ ] Form 20-F [ ] Form 10-Q and Form 10-QSB [ ]
                 Form N-SAR For Period Ended: December 31, 2002

      [ ] Transition Report on Form 10-K     [ ] Transition Report on Form 20-F
      [ ] Transition Report on Form 11-K     [ ] Transition Report on Form 10-Q
      [ ] Transition Report on Form N-SAR
                        For the Transition Period Ended:

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Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
                                 Not applicable

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PART I - REGISTRANT INFORMATION

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Full Name of Registrant:                    eAcceleration Corp.
Former Name if applicable:                  Not Applicable
Address of Principal Executive Office
  (STREET AND NUMBER):                      1050 NE Hostmark Street, Suite 100-B
City, state and zip code:                   Poulsbo, Washington 98370

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PART II - RULE 12B-25(B) AND (C)

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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed [X]

         (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
         (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form
    10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and
         (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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PART III - NARRATIVE

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State below in reasonable detail the reasons why Form 10-K and Form 10-KSB,
20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, N-CSR or the transition report or portion thereof, could not be filed within the prescribed period.

         The Registrant's annual report on Form 10-KSB for the year end December 31, 2002 could not be filed within the prescribed time period because the financial statements required to be audited by the Registrant's new independent auditor and the remainder of the Form 10-KSB could not be completed and made available to the Registrant's Board of Director's and Audit Committee in sufficient time to be properly reviewed prior to filing in a timely manner without unreasonable effort or expense.

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PART IV - OTHER INFORMATION

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     (1)  Name and telephone number of person to contact in regard to this notification:


                   Clinton L. Ballard           (360) 697-9260


     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                        [X]  Yes          [ ]  No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                        [X] Yes           [ ]  No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

         The Registrant has not yet completed its financial statements for the fiscal year ended December 31, 2002. The Registrant currently believes that its results of operations for its fiscal year ended December 31, 2002 will be significantly different from its results of operations for its fiscal year ended December 31, 2001; however, the Registrant is unable to definitively determine those differences at this time.

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                               eAcceleration Corp.

         Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


                                      EACCELERATION CORP.



Date:    March 31, 2003          By:       /s/ Clinton L. Ballard
                                     ------------------------------------------
                                     Clinton L. Ballard, President
                                     and Chief Executive Officer


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